EXHIBIT 10.8
MANTECH INTERNATIONAL CORPORATION
STANDARD TERMS AND CONDITIONS FOR
RESTRICTED STOCK AWARDS
These Standard Terms and Conditions apply to any Restricted Shares granted under the Management Incentive Plan of ManTech International Corporation (2011 Restatement) (the “Plan”), which are evidenced by a Term Sheet or an action of the Committee that specifically refers to these Standard Terms and Conditions.
1.    Terms of Restricted Shares
ManTech International Corporation, a Delaware corporation (“ManTech”), has granted to the Eligible Person named in the Term Sheet provided to such Eligible Person (the “Term Sheet”) the number of Restricted Shares of ManTech’s Class A Common Stock, $0.01 par value per share (the “Common Stock”), set forth in the Term Sheet, subject to the restrictions and the other terms and conditions set forth in the Term Sheet, these Standard Terms and Conditions, and the Plan (each as amended from time to time).
2.    Vesting of Restricted Shares
The Restricted Shares shall be forfeitable and nontransferable until the Restricted Shares become vested, as described in the Term Sheet. The vesting of the Restricted Shares is subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan. In addition to the vesting as provided in the Term Sheet, the Restricted Shares will be subject to the following provisions:

A.	Upon the date of a termination of employment with ManTech as a result of death or disability, the Restricted Shares shall become fully vested.

B.
Upon the date of a termination of employment with ManTech for any reason other than the death or disability, any Restricted Shares that are not yet vested as of such termination date shall be forfeited back to ManTech, and the award shall terminate as of such date

Once vested, the Restricted Shares shall be nonforfeitable and freely transferable.
3.    Delivery of Restricted Shares
ManTech shall, as soon as administratively practicable after the Grant Date, direct ManTech’s transfer agent for Common Stock to make a book entry record reflecting issuance of the Restricted Shares, subject to the terms and conditions of the Term Sheet, the Standard Terms and Conditions and the Plan. ManTech shall record, or shall direct its transfer agent to record, ownership of Restricted Shares so issued in the Eligible Person’s name (or, at the request of such Eligible Person, in the Eligible Person’s and Eligible Persons’s spouse’s names as community property or as joint tenants with right of survivorship). As soon as practicable following the date on which the Restricted Shares become nonforfeitable and fully transferable pursuant to Section 2 above, ManTech will issue appropriate instructions to that effect to the transfer agent for Common Stock.

Fractional shares may not be issued. ManTech shall not be obligated to deliver any shares of Common Stock during any period when ManTech determines that the vesting or delivery of the shares would violate any federal, state or other applicable laws.

4.    Power of Attorney

As a condition of receiving the award of Restricted Shares, Eligible Person appoints the Corporate Secretary of ManTech as his or her attorney in fact, with full power of substitution, and authorizes him or her to provide instructions to ManTech’s registrar and transfer agent for Common Stock as ManTech may deem necessary or proper to comply with the intent and purposes of the Term Sheet, these Standard Terms and Conditions and the Plan, including, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the registrar and transfer agent of the forfeiture of such shares, together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by Eligible Person’s attorney in fact under the terms of this Section 4.

5.    Restrictions on Resales of Shares

ManTech may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Eligible Person or other subsequent transfers by the Eligible Person of any shares of Common Stock that become nonforfeitable and freely transferable as a result of the vesting of the Restricted Shares, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Eligible Person and other shareholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.    Withholding Taxes

To the extent required by applicable federal, state, local or foreign law, the Eligible Person shall make arrangements satisfactory to ManTech for the satisfaction of any withholding tax obligations that arise by reason of the grant or vesting of the Restricted Shares. Eligible Person may direct ManTech to withhold the number of whole Restricted Shares otherwise deliverable to the Eligible Person upon grant or vesting of the award that have an aggregate fair market value (measured as of the applicable withholding date) equal to the amount of any federal, state, or local income taxes that Eligible Person may be subject to in connection with the grant or vesting of such shares. ManTech will not withhold any fractional shares and if fractional share withholding would result, Eligible Person shall make arrangements satisfactory to ManTech for payment of the excess withholding amount in cash. ManTech shall not be required to issue shares or to recognize the grant or vesting of such shares until such obligations are satisfied.

7.    Non-Transferability of Restricted Shares

Unless otherwise provided by the Committee, the Eligible Person may not, prior to the vesting of such shares, assign or transfer the Restricted Shares to anyone other than by will or the laws of descent and distribution. ManTech may cancel the Eligible Person’s award of Restricted Shares if the Eligible Person attempts to assign or transfer it in a manner inconsistent with this Section 7.

8.    The Plan and Other Agreements

In addition to these Standard Terms and Conditions, the Eligible Person shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan. The Term Sheet, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Eligible Person and ManTech regarding the Restricted Shares. Any prior agreements, commitments or negotiations concerning the Restricted Shares are superseded.

9.    Shareholder Rights; Dividends; No Right to Continued Service

Subject to the provisions of the Term Sheet, these Standard Terms and Conditions and the Plan, Eligible Person shall have all of the rights of a holder of Common Stock with respect to all of the Restricted Shares awarded to him or her, from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends or other distributions paid thereon. Any cash dividends or other similar distributions paid with respect to the Restricted Shares shall withheld and accumulated without interest in an unfunded bookkeeping account for the Eligible Person, which account shall be subject to the same restrictions to which the underlying Restricted Shares are subject, and which shall be distributable in cash upon and to the extent of the lapsing or removal of such restrictions, or forfeitable (as the case may be) to ManTech upon and to the extent the underlying Restricted Shares are forfeited. Nothing in the Plan, in the Term Sheet, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Eligible Person any right to continue in ManTech’s employ or service service or limit in any way ManTech’s right to termination the Eligible Person’s employment at any time for any reason.

10.    Notices

All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):
If to ManTech to:
ManTech International Corporation
12015 Lee Jackson Highway
Fairfax, VA 22033
Attention: Chief Financial Officer
Fax: (703) 218-6000
with a copy to:
ManTech International Corporation
12015 Lee Jackson Highway
Fairfax, VA 22033
Attention: Legal Department
Fax: (703) 218-8398
If to the Eligible Person, to the address of the Eligible Person in the records of ManTech.
11. General
In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

The headings that precede the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.
These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion. In the event the Eligible Person or other holder of the Restricted Shares believes that a decision by the Committee with respect to such person was arbitrary or capricious, the Eligible Person or other holder may file suit in state court in the Commonwealth of Virginia. The review by the court shall be limited to determining whether the Committee’s decision was arbitrary or capricious. This lawsuit shall be the sole and exclusive review permitted of the Committee’s decision.